Exhibit 99.1

221West Grand Avenue • Montvale, NJ 07645 (201) 934-5000 • Fax: (201) 934-8880 • www.synvista.com

Investor Relations Contact:
Synvista Therapeutics, Inc.
201-934-5000
ir@synvista.com

Synvista Therapeutics Announces Restructuring of Dividend Obligation to Preferred Stockholders
 and Decision to Delist from NYSE Alternext and Terminate SEC Registration of Common Stock

MONTVALE, NJ - (February 24, 2009) – Synvista Therapeutics, Inc. (NYSE Alternext US: SYI) today announced that it has entered into agreements with the current holders of its Series B Preferred Stock, $0.01 par value per share, under which $2,875,000 in accrued dividend obligations relating to the Series B Preferred Stock as of December 31, 2008 has been converted into senior secured promissory notes, due three years from the date of issuance.  Interest at the rate of 1.25% per year shall be payable on the notes at maturity.  The notes are secured by all of the Company’s diagnostic assets, including the Company’s HAPTOCHEK™ clinical diagnostic test for Hp2-2 diabetes, and its test to measure CML (carboxy-methyllysine), another potential cardiovascular risk marker.

The holders of the Series B Preferred Stock have waived their rights to receive accruing dividends in cash during the term of the notes, provided there is no event of default under the notes and the notes remain outstanding.  If the notes are repaid pursuant to the terms of the notes, and the Series B Preferred Stock remains outstanding at that time, the right of the Series B holders to receive any future dividends in cash shall resume.  In addition, the right of the Series B holders to receive any accrued dividends in cash will resume upon the maturity of the notes.

The Company also announced that it has notified NYSE Alternext US LLC of its intent to voluntarily delist its common stock from trading on the NYSE Alternext.  Following the delisting, the Company intends to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and thereafter to cease filing reports with the Securities and Exchange Commission (“SEC”).

As previously announced on December 24, 2008, Synvista is currently not in compliance with certain NYSE Alternext continued listing standards.  The Company is not in compliance with Section 1003(a)(iii) of the NYSE Alternext Company Guide, due to its stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.

The Company anticipates that it will file with the SEC a Form 25 relating to the delisting of its common stock from the NYSE Alternext on or about March 9, 2009, and that the delisting will be effective ten days thereafter. Accordingly, the Company anticipates that the last day of trading of its securities on NYSE Alternext will be on or about March 18, 2009.

Following the delisting, the Company plans to file a Form 15 to deregister its common stock under the Exchange Act. Upon the filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K, will immediately be suspended. The Company expects that the deregistration will become effective 90 days after the date of filing of the Form 15 with the SEC.

The Company anticipates that following the delisting, its common stock may be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s stock. However, the Company can give no assurance that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium. Accordingly, stockholders’ ability to effectuate trades in the Company’s common stock following the delisting is likely to be materially adversely impacted.

The Company has determined that it is necessary to take these steps in order to preserve the Company’s limited remaining financial resources for the operation of the Company’s business.  As previously announced, the Company is continuing to explore strategic alternatives in order to monetize its technology assets, which may take the form of sales or licensing transactions with respect to those assets.  In light of the Company’s cash position and current negative economic and capital markets conditions, if the Company is unable to enter into such transactions in a timely manner, the Company’s ability to continue operations beyond the second quarter of 2009 is in doubt.

About Synvista Therapeutics

Synvista Therapeutics is a biopharmaceutical company developing clinical diagnostic laboratory tests to diagnose and facilitate treatment of cardiovascular disease in people with diabetes.  The Company has developed a protein-based clinical laboratory test to identify patients with Hp2-2 diabetes.  Tests which identify patients with Hp2-2 diabetes may be useful in identifying diabetic patients at high risk for cardiovascular complications.  These patients may benefit from a particular formulation of vitamin E.  The Company is also developing a kit to measure CML (carboxy-methyllysine), another potential cardiovascular risk marker.

For more information, please visit the Company’s Web site at www.synvista.com.

#  #  #

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the events described in this press release, the Company’s ability to continue operations, the possibility of quotation of the Company’s common stock on the Pink Sheets, the future clinical development of Synvista Therapeutics’ diagnostic tests and product candidates, and other risks identified in Synvista Therapeutics’ filings with the Securities and Exchange Commission.  Further information on risks faced by Synvista are detailed under the caption “Risk Factors” in Synvista Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2007. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated.  Actual results, events or performance may differ materially. Synvista Therapeutics undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.